Exhibit 10.8

AMENDMENT NO. 2

TO

2004 EMPLOYEE STOCK PURCHASE PLAN

OF NUVASIVE, INC.

Effective July 22, 2011

1. The heading for Section 11 shall be amended in its entirety to read as follows:

11. Automatic Restricted Stock Unit Grants to Non-Employee Directors and Non-Employee Director Fee Deferrals.

2. Section 11.1 is hereby amended in its entirety to read as follows:

11.1 Automatic Restricted Stock Unit Grants

Grant Dates. Stock Awards in the form of restricted stock units (“RSUs”) shall be granted to Non-Employee Directors on the dates specified below:

Initial Grants. Each Non-Employee Director who is first elected or appointed to the Board at any time on or after July 22, 2011 shall automatically be granted on the date of such election or appointment 2,833 RSUs (the “Initial RSU Grant”).

Annual Grants. Effective July 22, 2011, on the date of each annual stockholders meeting each individual who is to continue to serve as a Non-Employee Director shall automatically be granted on the date of such meeting 2,833 RSUs (the “Annual RSU Grant”).

Annual Grant Proration for New Non-Employee Directors. Effective July 22, 2011, with respect to a Non-Employee Director who is first elected or appointed after the commencement of the approximately twelve (12) month period beginning on the date of the annual stockholders meeting, such a Non-Employee Director shall receive a prorated Annual RSU Grant equal to the number of RSUs (rounded down to the nearest whole RSU) determined by multiplying 236.083 by the number of whole months expected until the next annual stockholders meeting.

Vesting of Restricted Stock Unit Grants.

Initial RSU Grants. Initial RSU Grants shall vest in full two (2) years from the date of grant provided the Non-Employee Director continuously remains a Director of, or a Consultant to, the Company through such two year anniversary

Annual RSU Grants. An Annual RSU Grant described in Section 11.1(a)(ii), shall vest as to 1/12th of the RSU (rounded down to the nearest whole RSU) per each full succeeding month from the date of grant for so long as the Non-Employee Director continuously remains a Director of, or a Consultant to, the Company. Notwithstanding the foregoing, the unvested portion of the Annual RSU Grant shall vest in full as of the day immediately preceding the next annual meeting of stockholders after the date of grant provided the Non-Employee Director has remained a Director of, or a Consultant to, the Company from the date of grant. With respect to an Annual RSU Grant which is made pursuant to Section 11.1(a)(iii), such an Award shall vest ratably (rounded down to the nearest whole number of RSUs) over the expected number of whole months from the date of grant until the next annual stockholders meeting provided the Non-Employee Director continuously remains a Director of, or Consultant to, the Company through each monthly vesting date; with all of the unvested portion of such an Annual RSU Grant becoming vested in full as of the day immediately preceding the next annual meeting of stockholders (provided the Non-Employee Director is a Director of, or Consultant to, the Company on such date).

Settlement of Automatic Restricted Stock Unit Grants. The settlement of vested Initial RSU Grants and vested Annual RSU Grants shall comply with the applicable provisions of Section 409A of the Code. Subject to the foregoing, all Initial RSU Grants and Annual RSU Grants shall be settled, to the extent vested, on the earlier of (i) the third anniversary of the date of grant; (ii) the date on which a transaction constituting a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code) occurs, and (iii) the date on which the Director separates from service (within the meaning of Section 409A).

Board Discretion. The Awards subject to this Section 11.1 are not intended to be the exclusive Awards that may be made to Non-Employee Directors under this Plan. The Board may, in its discretion, amend the Plan with respect to the terms of Awards herein, may add or substitute other types of Awards or may temporarily or permanently suspend Awards hereunder, all without approval of the Company’s stockholders.

3. Section 11.2 is hereby amended in its entirety to read as follows:

11.2. Non-Employee Director Cash Deferral Elections.

Deferral Elections

Effective Date. Effective with respect to the cash portion of Non-Employee Director annual cash retainer fees and cash fees for service on Board committees (the “Cash Fees”) that are payable with respect to service as a Director commencing with the first annual meeting of stockholders occurring after January 1, 2012, each Non-Employee Director may elect, in accordance with procedures established by the Company, to defer all or a portion of the Non-Employee Director’s Cash Fees.

Deferral Election Deadlines. Any deferral election made pursuant to this Section 11.2 shall satisfy the requirements of Section 409A of the Code. With respect to newly elected or appointed Non-Employee Directors, an initial deferral election may be made, if at all, prior to the expiration of thirty (30) days from the effective date of the individual’s election or appointment to the Board and shall only apply to that portion of the Cash Fees which are earned and otherwise payable on or after the effective date of such deferral election. The deferral deadline for all other Non-Employee Directors shall be December 31 (or such earlier deadline established by the Company) of each year. Such a deferral election shall apply to the Cash Fees earned with respect to the period commencing on the date of the next succeeding annual stockholders meeting and ending on the date immediately preceding the next following annual stockholders meeting.

Conversion of Deferred Cash Fees into Restricted Stock Units. The Cash Fees deferred pursuant to Section 11.2(a) shall be converted on the last day of each calendar quarter into Restricted Stock Units (the “Deferred Stock Units” or “DSUs”). The number of DSUs (rounded down to the nearest whole DSU) credited on such date shall equal the total amount of the Cash Fees deferred with respect to that calendar quarter divided by the Fair Market Value of a Share on the last day of such calendar quarter. DSUs shall be fully vested at all times.

Settlement of Deferred Stock Units. Unless a different settlement date is elected at the time a deferral election is entered into, DSUs shall be settled on the date which is the earlier of (i) three (3) years from the effective date of the deferral election; and (ii) the date the Non-Employee Director “separates from service” (as such term is defined by Section 409A of the Code).

Compliance with Section 409A of the Code. All elections with respect to the deferral of Cash Fees and the settlement of DSUs shall be made in accordance with such procedures as may be adopted pursuant to this Section 11.2 and in compliance with the requirements of Section 409A of the Code. In addition, if an individual is a “specified employee” (as defined in Section 409A of the Code) at the time he or she becomes entitled to receive a distribution on account of his or her separation from service, such distribution shall be delayed to the extent required to avoid the imposition of additional taxes under Section 409A of the Code.

4. Section 11.3 is hereby amended in its entirety to read as follows:

11.3 Certain Transactions and Events

Fundamental Transactions. In the event of a Fundamental Transaction while the Awardee remains a Non-Employee Director, RSUs held by the Non-Employee Director but not otherwise vested, shall automatically vest in full so that each such RSU shall immediately prior to the effective date of the Fundamental Transaction, become fully vested.

Change in Control Transactions. In the event of a Change in Control while the Awardee remains a Non-Employee Director, the RSUs held by the Non-Employee Director but not otherwise vested, shall automatically vest in full so that each such RSU shall, immediately prior to the effective date of the Change in Control, become fully vested.

Assumption of RSUs and DSUs. Each RSU or DSU which is assumed and not settled in connection with a Fundamental Transaction shall be appropriately adjusted, immediately after such Fundamental Transaction, to apply to the number and class of securities which would have been issuable to the Awardee in consummation of such Fundamental Transaction had the RSU been settled immediately prior to such Fundamental Transaction. To the extent the actual holders of the Company’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Fundamental Transaction, the successor corporation may, in connection with the assumption of the outstanding RSUs and DSUs granted pursuant to Section 11, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Fundamental Transaction.

Adjustments, Reclassifications, Etc. The grant of Awards pursuant to Section 11 shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Remaining Plan Terms. The remaining terms of each Award granted pursuant to Section 11 shall, as applicable, be the same as terms in effect for Awards granted under this Plan. Notwithstanding the foregoing, the provisions of Sections 9.4, 10.3, and 10.4 shall not apply to Awards granted pursuant to Section 11.

5. Section 11.4 is hereby deleted in its entirety.

6. For the avoidance of doubt, the amount of Stock Awards set forth in this Amendment reflects all splits and other changes to the Shares subsequent to the adoption of the 2004 Plan as of the Effective Date.

7. Except as amended by this Amendment, the 2004 Plan shall remain in full force and effect. In addition, except as set forth in the following sentence, the prior provisions of Section 11 of the 2004 Plan (the “Prior Section 11”) shall remain effective with respect to Awards granted prior to the Effective Date pursuant to the Prior Section 11. Notwithstanding the provisions of Section 11.1(e) of the Prior Section 11, with respect to Options previously granted to Non-Employee Directors under the Prior Section 11, such Options, to the extent that they are outstanding and unexercised as of the Effective Date, shall remain exercisable (to the extent they are vested) for a period of three (3) years following a Non-Employee Director’s cessation of service, but in no event after the Option Expiration Date.

8. Except as otherwise provided in this Amendment, terms used herein shall have the meanings ascribed to such terms in the 2004 Plan.

AMENDMENT NO. 3

TO

2004 EMPLOYEE STOCK PURCHASE PLAN

OF NUVASIVE, INC.

Effective May 1, 2012

WHEREAS, the Company has previously adopted the 2004 Employee Stock Purchase Plan, as amended (the “2004 ESPP”); and

WHEREAS, this amendment to the 2004 ESPP (this “Amendment”) on January 18, 2012 was adopted in accordance with Section 26 of the 2004 ESPP;

NOW THEREFORE, the 2004 ESPP is amended as follows:

1. Effective as of May 1, 2012, Section 10(a) of the 2004 ESPP is amended in its entirety to read as follows:

(a)

The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period, provided, however, that for the First Offering Period, the purchase price of the shares shall be paid by the eligible employee in cash on each Purchase date within the First Offering Period unless the eligible employee elects to purchase such shares through payroll deductions, after the filing of an effective Form S-8 registration statement pursuant to the second sentence of Section 7 above, within thirty (30) days following the First Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments, not less one percent (1%), nor greater than fifteen percent (15%), or such lower limit set by the Committee. Compensation shall mean base pay, including holiday, vacation, sick, jury duty, bereavement and leave of absence pay, overtime, commissions, bonuses (as defined by the Company’s bonus plan(s)), guarantee pay, supplemental pay and car allowances, provided, however that compensation shall not include any long term disability or workmens compensation payments, relocation payments or expense reimbursement and further provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if they participant did not make such election. Payroll deductions shall commence of nth first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided by this Plan.

2. Except as amended by this Amendment, the 2004 ESPP shall remain unchanged and in full force and effect.

3. Except as otherwise provided in this Amendment, terms used herein shall have the meanings ascribed to such terms in the 2004 ESPP.